Exhibit 10.17

DATED: 15 April 2014

CONSULTANCY AGREEMENT

Draft

Between :

(1) MIDATECH LTD

and

(2) CHESYL PHARMA LTD

THIS AGREEMENT is dated the 15th day of April 2014

BETWEEN:

(1)	Midatech Ltd a company registered in England under number 04097593 whose address is at 4-5 Dunmore Court, Wotton Road, Abingdon. Oxford, OX13 6BH, UK (the “Client”); and

(2)	CHESYL PHARMA LIMITED a company registered under number 04872096 with its registered office at Neatham, Sleepers Hill, Winchester, Hants, SO22 4NB, UK (the “Company”).

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Agreement:

“Agreement”	means this agreement.

“Associated Company”	means any company which is for the time being the Client’s subsidiary or holding company or a subsidiary of such holding company, other than the Client itself, in any jurisdiction in any part of the world (where the terms

“subsidiary” and “holding company”	have the meanings set out in Section 736 of the Companies Act 1985);

“Board”	means the board of directors for the time being of the Client or any director or committee of directors duly authorised by the board of directors of the Client to act on its behalf;

“Group”	means the Client and each and every Associated Company; and

“Prospective Customer”	means any person, firm, company or organisation with whom the Client (or any Associated Company) is in negotiations or is tendering for the supply of goods and/or services by the Client (or any Associated Company) to such person, firm, company or organisation.

1.2	Headings are for convenience only and do not affect the meaning of each clause. The plural shall denote the singular, and vice versa, where appropriate. The words ‘include’ and ‘including’ shall not limit the generality of any category.

2.	THE ENGAGEMENT

The Client hereby engages the Company to provide management consultancy services (including the provision of support and assistance to the Board in relation to operational issues and the provision of advice in relation to corporate strategy, corporate activities, fund raising and mergers and acquisition opportunities) (the “Services”) and the Company agrees to provide the Services on the terms and conditions set out in this Agreement.

3.	COMMENCEMENT AND DURATION

3.1	The engagement commenced on 1 March 2014. Subject to the terms of this Agreement your engagement will be for an initial fixed term of twelve (12) months and will continue thereafter until terminated:

3.1.1	by either party to this Agreement giving to the other party not less than three (3) months’ written notice expiring on or after the end of that initial fixed term;

3.1.2	at any time in accordance with clause 5.3 of this Agreement; or

3.1.3	at any time in accordance with clause 13 of this Agreement.

4.	THE COMPANY’S WARRANTIES

The Company warrants to the Client that:

4.1	it has full authority to enter into this Agreement and that doing so will not amount to a breach by the Company of any contract, agreement or obligation binding on the Company (whether written or oral in each case); and

4.2	it is and shall for the duration of this Agreement remain lawfully and properly constituted and incorporated as a company.

5.	THE COMPANY’S OBLIGATIONS

5.1	For the duration of this Agreement the Company shall:

5.1.1	procure that the Services are provided on behalf of the Company by Rolf Stahel of Neatham, Sleepers Hill, Winchester, Hants, SO22 4NB, UK or, if Rolf Stahel is unavailable for any reason, subject to the prior written consent of the Client, and at the Client’s complete discretion, an alternative person of equivalent skills and experience (such person, whether Mr Stahel or any replacement authorised by the Client, being referred to in this Agreement as “the Consultant”);

5.1.2	procure that the Consultant shall provide the Services for such periods, at such times and at such locations as may be reasonably necessary for the effective and efficient provision of the Services (provided that they do not conflict with the Consultant’s other commitments to third parties) for ten (10) full working days per calendar year. For the avoidance of doubt, eight hours shall constitute a full working day (and such hours need be worked consecutively or on the same calendar day) and time spent travelling shall be counted as working time;

5.1.3	not and shall procure that the Consultant shall not bind the Client or any Associated Company to any contract or agreement and may not pledge the credit of the Client or any Associated Company for any purpose without the prior written authorisation of the Board;

5.1.4	procure that the Consultant provides the Services with reasonable care and skill;

5.1.5	subject to clause 5.1.1 of this Agreement, not assign or sub-contract any of its rights, duties or obligations under this Agreement without the express prior written consent of the Client; and written consent of the Client; and

5.1.6	procure that the Consultant complies at all times while on any premises of the Client with the Client’s health and safety rules and regulations and other rules and regulations relating to the conduct of personnel at the Client’s premises provided that, in each case, they have been notified to the Consultant.

5.2	The Client acknowledges that Rolf Stahel is the Chairman of Connexios Life Sciences Pvt Ltd (currently involved in discovery research of new small molecules in diabetes, NASH, and chronic liver diseases), the consultant of Nadathur Fareast Pte Ltd, the Chairman and owner of Chesyl Pharma Ltd and that he may become the Chairman of and consultant to Ergomed Clinical Research Ltd. The Client agrees that Rolf Stahel may retain (or in the case of Ergomed Clinical Research Ltd acquire and retain) these offices and functions.

5.3	The Company shall procure that the Consultant notifies the Board in writing of his intention to accept any other employment, engagement, appointment, interest or involvement in any (as the context permits) person, firm, company, corporation, business or organisation which competes or conflicts with the provision of the Services (an “Other Interest”). In the event that:

5.3.1

the Board reasonably determines that the Consultant’s acceptance of any such Other Interest would result in a serious conflict of interests, the Board will notify the Company in writing of its determination within 28 calendar days of receipt of the Consultant’s notification to the Board regarding the applicable Other Interest. Within 7 calendar days of receipt by the Company of any such notice from the Client, the Company will confirm to the Board in writing whether the Consultant intends to accept the applicable Other Interest or, if the applicable Other Interest has already been accepted by the Consultant, whether he intends to continue to hold the applicable Other Interest given the Client’s determination. The Company agrees that, if the Consultant decides to accept or retain the applicable Other Interest, it will submit to the Client (at the same time as it submits the written confirmation regarding the Consultant’s intentions) its written notice of termination of this Agreement and hence this engagement, such termination shall take immediate effect. Neither the Client nor the Company shall have any right to damages or compensation in relation to the

Company’s termination of this Agreement in accordance with the terms of this clause 5.3.1. The parties acknowledge and agree that this shall be a fundamental term of this Agreement and that the Client may terminate this Agreement with immediate effect in accordance with clause 13.1.1 of this Agreement if the Company fails to serve notice of termination on the Client in accordance with its obligation to do so under this clause; or

5.3.2	the Consultant reasonably determines that his acceptance of any such Other Interest would result in a serious conflict of interests, the Company shall procure that the Consultant notifies the Board of the Consultant’s view at the same time as the Consultant notifies the Board of his intention to accept the Other Interest. The Company agrees that it will, if the Consultant decides to accept the applicable Other Interest, submit to the Client (prior to the Consultant commencing any such Other Interest) its written notice of termination of this Agreement and hence this engagement, such termination shall take immediate effect. Neither the Client nor the Company shall have any right to damages or compensation in relation to the Company’s termination of this Agreement in accordance with the terms of this clause

6.	THE CLIENT’S OBLIGATION

The Client shall provide the Company with any information, data, design or documentation which is reasonably required for the efficient and effective provision of the Services.

7.	CONSULTANCY FEES AND EXPENSES

7.1	In consideration of the provision of the first 10 full working days of Services in any calendar year, the Client will pay to the Company consultancy fees at a rate of £50,000 (Pounds fifty thousand) (plus VAT if applicable) per annum. Such fees shall be payable in equal monthly instalments in arrears and shall be reviewed annually by the Client. Following such review, fees payable may, if the Client agrees, be increased, but may not be reduced.

7.2	Subject to the prior approval of Midatech Ltd, the Client may engage the Consultant for additional working days of service. If it does so, the Client will pay to the Company additional consultancy fees at a rate of £2,000 (two thousand pounds) (plus VAT if applicable) per full working day (based on eight hours and including travel time) of additional Services rendered by the Company to the Client after the Company has provided 10 full working days of Services to the Client in any calendar year as per clause 7.1., subject to all such additional Services being agreed in advance by the Client.

7.3	The Client shall reimburse the Company for any travelling, hotel and other expenses reasonably incurred by the Consultant in relation to the provision of the Services subject to the Company providing to the Client such original vouchers or other evidence of actual payment of such expenses as the Client may reasonably require (in particular, but without limitation, costs incurred on Business Class air travel will be fully reimbursed provided that they are pre-approved by the CEO of the Client). Any air miles or other loyalty points or benefits which the Consultant may obtain as a result of business travel shall be for his own personal use.

7.4	The Company shall invoice the Client in respect of any additional consultancy fees due under clauses 7.2 or 7.3 and any expenses due in relation to any given calendar month within thirty (30) calendar days of the end of such calendar month. For any year where the agreement is effective for less than 12 months, the number of days of Service to be provided as per clause 5.1.2 of this agreement will be calculated pro rata to the effective period of the calendar year concerned.

7.5	The Client shall pay any such fees or expenses within thirty (30) calendar days of receipt by the Client of the relevant invoice from the Company.

8.	CONFIDENTIAL INFORMATION AND THE CLIENT PROPERTY

8.1	The Company agrees that it will not and shall procure that the Consultant will not at any time, without the prior authorisation of the Board, disclose or permit to be disclosed to any person, firm, company or organisation (other than a professional adviser) or otherwise make use of (whether for its own benefit or for the benefit of any other person, firm, company or organisation) or publish or permit any person, firm, company or organisation to use or publish any of the trade secrets or confidential information of or relating to: (a) the Client; (b) any Associated Company; (c) any business interests or customers of the Client or any Associated Company; (d) any shareholders of the Client or (e) any firm, company, organisation or business to whom the Client or any Associated Company owes an obligation or duty of confidentiality.

8.2	This restriction shall continue to apply after the termination of this Agreement for a period of five years, but shall cease to apply to information ordered to be disclosed by a Court or Tribunal of competent jurisdiction and to information which is or becomes available to the public generally (other than by reason of a breach this Agreement).

8.3	For the purposes of this Agreement confidential information shall include, but shall not be limited to:

8.3.1	corporate and marketing strategy and plans and business development plans;

8.3.2	budgets, management accounts, bank account details and other confidential financial data;

8.3.3	business, sales and marketing methods, confidential techniques, know how and processes used for the production or development of products and services;

8.3.4	details and specifications of products and services being sold, provided, distributed or developed, including: research and development reports, genetic data, databases, chemical formulae, information relating to pre-clinical or clinical trials, medical records, proprietary vaccines, pharmaceutical compounds and nucleic acid constructs, proprietary bioinformatics, confidential methods and processes, inventions or creations, product specifications, and details of intellectual property solutions or rights relating to products or services;

8.3.5	details of any computer technology, software applications and systems; information relating to proprietary hardware or software (including updates); object and source code to proprietary software; confidential algorithms developed or used for such proprietary software;

8.3.6	details of the salaries, bonuses, commissions and other employment terms applicable to its employees and officers;

8.3.7	the names, addresses and contact details of any customers or Prospective Customers, customer lists in whatever medium this information is stored and the requirements of those customers or the potential requirements of Prospective Customers for any products or services. Without prejudice to the foregoing, personal information provided by visitors to and users of any of its web sites,

8.3.8	the terms of business with advertisers, customers and suppliers, including any pricing policy adopted and the terms of any partnership, joint venture or other form of commercial co-operation or agreement with any third party;

8.3.9	details of any software and technical information necessary for the development, maintenance or operation of any websites and the source and object code of each website;

8.3.10	details of any existing, pending or threatened litigation; and

8.3.11	any other information which is the subject of an obligation of confidence owed to a third party, in particular the content of discussions or communications with any Prospective Customers or prospective business partners.

8.4	The Company shall not and shall procure that the Consultant shall not, save in the proper provision of the Services or with the Board’s prior written consent, remove any property belonging to the Client or any Associated Company or relating to the affairs of the Client or any Associated Company from the premises of the Client or such Associated Company or make any copies of documents or records relating to the business interests of the Client or any Associated Company.

8.5	Upon receipt of a request from the Board at any time and in any event on the termination of this Agreement, the Company shall and shall procure that the Consultant shall immediately deliver up to the Client or its authorised representative any plans, keys, mobile telephone, security passes, credit cards, customer lists, price lists, equipment, documents, records, papers, computer disks, tapes or other computer hardware or software (together with all copies of the same) and all property of whatever nature in the possession or under the control of the Company and/or the Consultant which belongs to the Client or any Associated Company or relates to its or their business interests.

8.6

If, on the termination of this Agreement, the Company or the Consultant have any information relating to the Client, any Associated Company or the Services which is stored on a “device” (which for the purpose of this Agreement includes any personal computer, laptop computer, web-server, personal digital assistant, mobile telephone, memory, disk or any other storage medium) which device is not owned by the Client, this must be disclosed by the Company to the Board immediately upon termination of this Agreement. The Company agrees not to and shall procure that the Consultant does not copy or disclose any such information to any third party. The Company agrees to provide the Client with a copy of such information in a format acceptable to the Client and to then permanently delete all such information from the device concerned. The Company will, at the Client’s request, furnish the Client with a written statement confirming that the Company and the Consultant have complied in full with its/his obligations under this clause.

9.	COPYRIGHT, DATABASE RIGHTS AND DESIGN RIGHTS

9.1	The Company agrees to promptly disclose to the Client all works in which copyright, database right, design right or any other related rights may exist which the Consultant makes or originates either on his own or jointly with other persons while providing the Services during the term of this Agreement.

9.2	The Company agrees that any copyright work, database, design or related rights created by the Consultant in the provision of the Services, which relate to the business of the Client or any Associated Company, shall be the property of the Client whether or not the work was made at the direction of the Client or was intended for the use of the Client and the copyright in it and that the rights in any database or design shall belong absolutely to the Client throughout all jurisdictions and in all parts of the world, together with all rights of registration, extensions and renewal (where relevant). relevant).

9.3	The Company hereby assigns and shall procure that the Consultant assigns on demand, such copyright, database, design or related rights to the Client, together with all past and future rights to action relating thereto.

9.4	The Company acknowledges and agrees and shall procure that the Consultant agrees that the Client may edit, copy, add to, take from, adapt, alter and translate the product of the Services in exercising the rights assigned under clause 9.3.

9.5	To the full extent permitted by law, the Company shall procure that the Consultant irrevocably and unconditionally waives any provision of law known as “moral rights” in relation to the rights referred to at clause 9.2.

9.6	The Company agrees and shall procure that Consultant agrees to execute, during the term of this Agreement and for a period of five (5) years thereafter and at the Client’s request and expense, such further documents or deeds and do all things necessary or reasonably required to confirm and substantiate the rights of the Client under this clause 9 and despite the termination of this Agreement for any reason.

9.7	The Company agrees that it will not and shall procure that the Consultant does not at any time make use of or exploit the Client’s property, trade marks, service marks, documents or materials in which the Client owns the copyright, database, design or related rights, for any purpose which has not been authorised in advance by the Client and, without limiting the generality of this clause, the Company agrees that it shall not and shall procure that the Consultant does not use or apply to register, anywhere in the world, any trade marks or trade names resembling the trade marks or trade names of the Client.

9.8	Notwithstanding anything in clauses 8, 9 or 10 of this Agreement, the Company or the Consultant shall own and retain ownership of and may freely use, disclose and exploit the Consultant’s written business presentations provided that the Company and/or the Consultant (as the case may be) has first deleted any confidential information relating to the Client or any Associated Company from such presentations and that such use, disclosure or exploitation does not infringe or use any of the Client’s trade secrets, trademarks, copyrights or other intellectual property rights.

10.	INVENTIONS

10.1	During provision of the Services the Company shall procure that the Consultant shall at all times consider in what manner and by what new methods or devices, products, services, processes, equipment or systems of the Client and each Associated Company might be improved and the Company agrees to promptly give to the Board full details of any invention, discovery, design, improvement or other matter or work whatsoever in relation thereto which the Consultant may from time to time make or discover during provision of the Services (the “Inventions”) and the Company shall use its best endeavours to further the interests of the Client in relation to the same. The Company hereby acknowledges and agrees and shall procure that the Consultant agrees that the sole ownership of the Inventions and all proprietary rights therein discovered or made by the Consultant (whether alone or jointly with others) at any time during the provision of the Services under this Agreement shall belong free of charge and exclusively to the Client.

10.2	The Company agrees and shall procure that the Consultant agrees that all worldwide copyright and design rights in all the Inventions shall be and remain the property of the Client and the provisions of clause 9 above shall apply in relation to the same.

10.3	The Company shall and shall procure that the Consultant shall, at any time during the term of this Agreement and for a period of five (5) years thereafter, at the Client’s expense, undertake all such acts and things and execute such documents (including without limitation making application for letters patent) as the Board may reasonably request in order to vest effectually any Inventions owned by the Client in accordance with this clause 10 and any protection as to ownership or use (in any part of the world) of the same in the Client or any Associated Company or as the Client may direct (jointly, if necessary, with any joint inventor thereof).

11.	TAX LIABILITIES

11.1	The Company shall be solely responsible for paying any remuneration to the Consultant and (to the extent permitted law) for the deduction and payment of all income tax, national insurance contributions and other similar contributions in respect of such remuneration.

11.2	The Company hereby agrees to indemnify on demand and hold harmless the Client from and against:

11.2.1	each and every claim, liability or demand made by the Inland Revenue or such other relevant authority against the Client in respect of income tax or national insurance contributions in relation to the payment of any fees to the Company under this Agreement or in relation to the provision of the Services to the Client; and/or

11.2.2	any interest, fines or penalties incurred by the Client in connection with any liability under clause 11.2.1 above provided always that the Client has notified the Company promptly of any claim or demand it has received and has afforded the Company all reasonable assistance in responding to such claim or demand.

11.3	In the event that the HM Customs and Excise determines that the Company does not have to or should not have charged the Client any VAT in relation to some or all of the fees paid to it by the Client pursuant to clause 7.1 of this agreement and the Company is not forced to account to Customs and Excise for any such VAT or if such VAT is repaid to the Company by Customs and Excise, the Company agrees to reimburse the Client an amount equal to the amount of VAT that the Client was charged by the Company (if any) under clause 7.1 above.

12.	LIABILITY

12.1	The Client agrees to indemnify on demand and hold harmless the Company and the Consultant from and against each and every liability or cost (including without limitation damages and costs reasonably incurred as a result of defending or settling a claim or action, including, but not limited to, those awarded by a court of tribunal of competent jurisdiction or agreed to be paid in connection therewith) arising or incurred by the Company or the Consultant whether direct or consequential (including, but without limitation, any economic loss or other loss of turnover profits, business or goodwill) as a result of any negligent act or omission of the Client relating to or arising from the receipt of the Services pursuant to the terms of this Agreement. (including, but without limitation, any economic loss or other loss of turnover profits, business or goodwill) as a result of any negligent act or omission of the Client relating to or arising from the receipt of the Services pursuant to the terms of this Agreement.

12.2	Notwithstanding clause 5.1.4 of this Agreement, neither the Company nor the Consultant shall be liable under this Agreement or otherwise for any liability, loss, damage, cost, claim or expense arising (directly or indirectly) from the provision of the Services. The Client shall not and shall procure that no Associated Company shall pursue the Company and/or the Consultant in respect of any such liability.

13.	TERMINATION

13.1	Notwithstanding any term of this Agreement and without limitation, either party to this Agreement may at any time by notice in writing terminate this Agreement immediately if the other party shall:

13.1.1	be in breach of a fundamental term of this Agreement;

13.1.2	be in breach of any other term of this Agreement unless, in the case of a breach capable of remedy, the breach is remedied by the party in breach within twenty-one days of receipt by the party in breach of a notice from the other party specifying the breach and requiring its remedy;

13.1.3	commit any gross or persistent negligence or gross misconduct in respect of its obligations under this Agreement;

13.1.4	become insolvent, go into liquidation or be the subject of a receiving order or enter into any composition or deed of arrangement with its creditors.

13.2	Notwithstanding any term of this Agreement and without limitation, either party to this Agreement may at any time by notice in writing terminate this Agreement immediately if Mr Stahel becomes of unsound mind, becomes a patient under any mental health legislation or is unable due to any accident, illness or injury to provide the Services on behalf of the Company in accordance with the terms of this Agreement for a period of more than 6 months save where a replacement Consultant authorised by the Client in accordance with clause 5.1.1 of this Agreement commences provision of the Services. Neither party shall be liable to pay any damages or compensation to the other party in respect of the termination of this Agreement in accordance with this clause 13.2.

13.3	Notwithstanding any term of this Agreement and without limitation, the Client may by notice in writing terminate this Agreement immediately if the Client terminates Mr Stahel’s office as a director of the Client in accordance with the terms set out in clause 14.1 or 14.2 of the Deed between the Client and the Consultant headed Terms of Appointment which is dated on the same date as this Agreement unless otherwise agreed in writing.

13.4	Following termination of this Agreement, neither party to this Agreement shall hold itself out as being in any way connected with the other party or any business carried on by the other party.

14.	GENERAL

14.1	This Agreement is the entire agreement between the Client and the Company and replaces and supersedes any existing agreements or arrangements between the Client and the Company relating to the subject matter of this Agreement.

14.2	If either party to this Agreement does not enforce or delays in enforcing any right under or provision of this Agreement or exercising any right under this Agreement, this shall not be taken to mean that that party has waived such provision or right and that party shall remain entitled to enforce such provision or right and/or sue for damages.

14.3	This Agreement constitutes an agreement solely between the Client and the Company, and, save where otherwise provided, for the purposes of the Contracts (Rights of Third Parties) Act 1999, nothing in this contract confers or purports to confer on the Consultant or any other third party any benefit or any right to enforce a term of this contract.

14.4	Notices shall be in writing and sent by courier, first class post or delivered by hand to the address of the other party stated in this Agreement (or any other address, which a party by written notice elects for this purpose).

14.5	Notices shall be considered to have been received: if sent by courier or if hand delivered, on delivery and if sent by post, on the 2nd day following the day of posting.

14.6	Nothing in this Agreement shall create, or be deemed to create, a partnership, joint venture or any employment relationship between the parties or between the Client and the Consultant.

14.7	This Agreement shall be governed by and construed in accordance with the laws of England. The parties submit to the exclusive jurisdiction of the English courts in relation to this Agreement.

This Agreement is executed by the duly authorised representatives of the Client and the Company on the date stated on the first page of this Agreement.

For and on behalf of	/s/ James Phillips
MIDATECH LIMITED	Director

For and on behalf of	/s/ Rolf Stahel
CHESYL PHARMA LIMITED	Director